Exhibit 99.1

enherent Corp. Names Merkl Chairman, President and CEO

FOR IMMEDIATE RELEASE

DALLAS, TX (September 10, 2002) — enherent Corp. (OTCBB: ENHT, www.enherent.com) today announced that Robert D. Merkl, who joined the firm in February 2000 and who most recently served as President and Chief Operating Officer, and is also a Director of the company, has been named Chairman, President and CEO. Mr. Merkl succeeds Dan S. Woodward who is leaving the company to pursue other interests. Mr. Woodward will remain as a Director of the company.

Mr. Merkl stated, “I believe that our company has a very bright future. We have a dedicated team of professionals who make it their business to deliver on our commitments to our customers, day in and day out and I believe that this team’s passion for operational excellence will enable us to reap the benefits of an economic upturn when the time comes.” Mr. Merkl added, “I want to personally thank Dan for his commitment and many contributions to me, our team and to our company and we wish him the best in his future endeavors.”

About enherent:

enherent Corp. (OTCBB: ENHT) is a leading provider of IT professional services. enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration. enherent is headquartered in Dallas, Texas, has a Solution Center in Windsor, Connecticut and services clients across the central and eastern U.S. For more information visit www.enherent.com.

Contact Information:

Felicia A. Norvell

enherent Corp.

972-243-8345, ext. 229

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